EXHIBIT 21
SUBSIDIARIES OF SOTHEBY'S
As of December 31, 2015, the significant subsidiaries of Sotheby's, which are wholly owned except where indicated, are as follows:

Entity Name	Jurisdiction of Incorporation
1334 York, LLC	Delaware
Fine Art Insurance Ltd.	Bermuda
Oatshare Ltd.	United Kingdom
Sotheby's	United Kingdom
Sotheby's A.G.	Switzerland
Sotheby's Amsterdam BV	Netherlands
Sotheby's Financial Services, Inc.	Nevada
Sotheby's Fine Art Holdings, Inc.	Delaware
Sotheby's France S.A.S.	France
Sotheby's Global Trading, GmbH	Switzerland
Sotheby's Hong Kong, Ltd.	Hong Kong
Sotheby's Italia S.r.L.	Italy
Sotheby's Nederland B.V.	Netherlands
Sotheby's, Inc.	New York
SPTC Delaware LLC	Delaware
SPTC, Inc.	Nevada
York Finance S.a.r.l.	Luxembourg
York UK Holdco International Ltd.	United Kingdom
York Luxembourg Holdings International S.a.r.l.	Luxembourg
York Holdings International, Inc.	Delaware
Other than the subsidiaries listed above, the Registrant has 22 directly and indirectly controlled domestic subsidiaries and 32 directly and indirectly controlled foreign subsidiaries.